EXHIBIT E
EXECUTION VERSION
Xueda Education Group

Amended Lock-Up Agreement

November 1, 2010

Goldman Sachs (Asia) L.L.C.
68th Floor, Cheung Kong Center
2 Queen's Road Central
Hong Kong

As Representative of the several Underwriters
named in Schedule I attached to the Underwriting Agreement

Re:  Xueda Education Group
Ladies and Gentlemen:

This Amended Lock-up Agreement amends and replaces the Lock-up Agreement executed by the undersigned on October 20, 2010.

The undersigned understands that you, as representative (the "Representative"), propose to enter into an underwriting agreement (the "Underwriting Agreement") on behalf of the several underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Xueda Education Group, a company incorporated in the Cayman Islands (the "Company"), and the selling shareholders (the "Selling Shareholders") and certain other parties named in such agreement, providing for a public offering (the "Offering") of American Depositary Shares (the "ADSs") representing ordinary shares of the Company, par value US$0.0001 per share (the "Ordinary Shares"), pursuant to a Registration Statement on Form F-1 (File No. 333-169971) and a Registration Statement on Form F-6 (File No. 333-169976) to be filed with the U.S. Securities and Exchange Commission (the "SEC").

In consideration of the agreement by the Underwriters to offer and sell the ADSs, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final prospectus covering the Offering and continuing to and including the date 180 days after the date of such final prospectus (the "Lock-Up Period"), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, purchase any option or contract to sell, right or warrant to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests, whether or not such swap or other transaction is to be settled by delivery of ADSs, Ordinary Shares or such other securities, in cash or otherwise) any Ordinary Shares acquired by the undersigned pursuant to (A) that certain Subscription Agreement between the Company and the undersigned dated as of the date hereof and (B) that certain Shares Purchase Agreement between the undersigned and GOODOR Corporation dated as of the date hereof (collectively the "Undersigned's Shares") and the ADSs or ADRs acquired by the undersigned in the Offering, in each case other than (i) pursuant to the Company's equity incentive plan effective as of the date hereof, (ii)

by the undersigned under a written plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, relating to the sale of securities of the Company, if then permitted by the Company, provided that the securities subject to such plan may not be sold until after the expiration of the Lock-up Period, (iii) pursuant to a bona fide gift by an individual to a donee or a sale or transfer by an entity to an affiliate; provided that such donee or affiliate agrees to be bound in writing by the restrictions set forth herein, (iv) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provide that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (v) to any company wholly owned or controlled, directly or indirectly, by the undersigned; provided that such company agrees to be bound in writing by the restrictions set forth herein, (vi) if the undersigned is a corporation, to any wholly-owned subsidiary of such corporation; provided that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such share capital subject to the restrictions set forth herein and there shall be no further transfer of such share capital except in accordance with this Lock-Up Agreement, and provided further that any such transfer shall not involve a disposition for value, or (vii) with your prior written consent; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (2) prior to the expiration of the initial Lock-Up Period, the Company announces, or if the Representative determines that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the Representative waives, in writing, such extension. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Undersigned's Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned's Shares. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned understands that the Company will provide the Representative and the undersigned with prior notice of any such announcement that gives rise to an extension of the Lock-Up Period.

The undersigned understands that the Company, the Selling Shareholders and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement shall terminate upon the expiration of the Lock-Up Period or in the event that there is no delivery of, and payment for, the ADSs pursuant to the Underwriting Agreement, upon three days' prior written notice of such non-delivery and non-payment given by the undersigned to you.

[Signature Page to Follow]

Very truly yours,

WP X Investments IV Ltd.

/s/ Sharmila Baichoo
Authorized Signature

Sharmila Baichoo
Authorized Representative

[Signature Page to Amended Lock-Up Agreement]